Exhibit 99.1

STEPHEN MURRAY STEPS DOWN AS GLOBAL PRESIDENT OF THE URBAN OUTFITTERS BRAND

Glen T. Senk, CEO, to Serve as Interim Global President of the Urban Outfitters Brand

Philadelphia, PA, April 14, 2011 – Urban Outfitters, Inc. (Nasdaq: URBN) (the “Company”), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Leifsdottir, Terrain, and Urban Outfitters brands, today announced the resignation of Stephen Murray from his position as Global President of the Urban Outfitters Brand.

Mr. Murray advised the Company of his plans to return to London, England and to pursue an opportunity with a wholesale business having an international focus. Glen T. Senk, Chief Executive Officer of the Company, will fulfill the duties and responsibilities of the position on an interim basis while the Company conducts its search for a new Global President of the Urban Outfitters Brand. “On behalf of the Company, I would like to thank Steve for his hard work over the course of the past year and his contribution to the organization. We wish him well in his future endeavors,” said Mr. Senk.

Urban Outfitters, Inc. is an innovative specialty retail company that offers a variety of lifestyle merchandise to highly defined customer niches through 176 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and four web sites; 153 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 42 Free People stores, catalogs and a web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores and through a web site; 1 Terrain garden center and web site as of January 31, 2011; and BHLDN, which sells its product through a web site.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Urban Outfitters, Inc.

CONTACT: Oona McCullough

Director of Investor Relations

(215) 454-4806